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                                                                    Exhibit 10.3

                      Access Worldwide Communications, Inc.
                                    Suite 300
                              4950 Blue Lake Drive
                            Boca Raton, Florida 33431

                               As of July 29, 1999

Mr. Michael Dinkins
1714 Strine Drive
McLean, Virginia 22101

Dear Michael:

            This letter sets forth our agreement on matters relating to your employment with Access Worldwide Communications, Inc., a Delaware corporation (the "Company"), as its President and Chief Executive Officer and your service as a Director of the Company.

            1. Employment; Term. You (the "CEO") shall be employed by the Company as President and Chief Executive Officer of the Company for an initial term of four (4) years, commencing on July 29, 1999 (the "Effective Date"), unless sooner terminated by you or the Company as provided herein. This Agreement shall be automatically renewed for successive one (1) year terms upon the expiration of the initial term of this Agreement, or any renewal term of this Agreement, unless either the Company or the CEO gives the other party at least six (6) months written notice prior to the scheduled expiration of the initial term of this Agreement, or any renewal term of this Agreement, that such party does not intend to renew the Agreement. As President and Chief Executive Officer of the Company, the CEO shall have such responsibilities and perform such duties as are set forth in Exhibit A hereto and such other duties and responsibilities appropriate to such position as shall be assigned to the CEO by the Board of Directors of the Company. The CEO shall report to the Board of Directors of the Company. The CEO shall devote all his working time and efforts to the business of the Company; provided, however, that it is agreed that the CEO may continue to serve on the Board of Directors of LandAmerica and, in the event that the CEO is not re-elected to serve on the Board of Directors of LandAmerica, he may serve on the Board of Directors of another company. The CEO represents that the CEO is not bound by the provisions of any non-competition, confidentiality or similar agreement not heretofore disclosed by the CEO in writing to the Company. It is our intention that your service as Director of the Company will commence at the first meeting of the Board of Directors after the Effective Date. In addition to your responsibilities as President and Chief Executive Officer hereunder, you agree to continue to carry out the functions of Chief Financial Officer of the Company until such time as the cash flow situation of the Company has improved and the Company has clarified its plans with respect to a Sale (as hereinafter defined).
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            2. Compensation.

            (i) The CEO's salary shall be at a rate per annum of $300,000, payable in accordance with the normal payroll practices of the Company (the "Base Salary"). In addition, the CEO may be entitled to receive merit increases in salary during the term hereof in such amounts and at such times as shall be determined by the Compensation Committee of the Board of Directors of the Company in its sole discretion. In addition to the CEO's salary, the CEO shall be entitled to payments pursuant to an annual bonus program. Under the bonus program, the CEO shall have an annual bonus (the "Bonus") opportunity of up to fifty (50%) percent of the Base Salary at the then current rate in effect. The bonus program shall be apportioned as follows: (a) for the year ending December 31, 1999 one hundred percent (100%) based upon the achievement of quantitative goals with respect to third and fourth quarter operating income of the Company, excluding restructuring charges, deferred acquisition write-offs and special charges in connection with a potential Sale and (b) for the years ending December 31, 2000 and beyond (i) ninety percent (90%) based upon the achievement of quantitative goals and (ii) ten percent (10%) based upon the achievement of qualitative goals, in each case, to be mutually agreed upon between the CEO and the Compensation Committee of the Board of Directors. In the event that the Company exceeds the net income target agreed to between the CEO and the Compensation Committee of the Company by at least 25% for the year ending December 31, 2000, the CEO's bonus opportunity shall be equal to one hundred percent (100%) of the Base Salary at the then current rate in effect. Any amounts by which net income targets for the year ending December 31, 2000 exceed the agreed upon target but are less than 25% above the target shall result in the CEO's Bonus opportunity being appropriately prorated between 50% and 100% of Base Salary. Bonus goals for years after December 31, 2000 shall be mutually agreed upon by the CEO and the Compensation Committee of the Board of Directors prior to January 31 of the applicable year.

            (ii) Except as otherwise provided herein, the CEO must continue in the employment of the Company through the end of the applicable year in order to be entitled to a Bonus for such year. The Bonus award shall be paid in cash as soon as possible as determined by the CEO following the completion of the annual audit of the Company by the Company's independent accountants for the applicable year and approval of the Bonus amount by the Compensation Committee of the Board of Directors.

            3. Closing Payment.

            (i) In addition to the Bonus set forth in Section 2 above, the CEO shall be entitled to receive and the Company will pay the CEO, in consideration of the CEO's continued employment with the Company, and for the services the CEO has provided the Company and may provide the Company in connection with a Change of Control (as hereinafter defined), upon a Change in Control, a cash payment (the "Closing Payment") at the closing of such transaction, subject to the following terms and conditions:

                  (a) No Closing Payment shall be due and payable unless (i) the gross price per share obtained by the Company in connection with the Change in Control (the "Price Per Share") is equal to or in excess of $8.00 and (ii) the CEO is employed by the Company on the date of closing.
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                                                                               3

                  (b) In the event that the conditions set forth in (a) above shall be satisfied, the Closing Payment shall be made on the following basis:

                      (1) If the Price Per share is equal to $8.00, the Closing
            Payment shall be $250,000;

                      (2) If the Price Per Share is equal to or greater than
            $12.00, the Closing Payment shall be $500,000; and

                      (3) If the Price Per Share is greater than $8.00 but less
            than $12.00, the Closing Payment shall be accordingly prorated between $250,000 and $500,000.

            (ii) For purposes of this Agreement, a "Change of Control" shall be deemed to occur (a) on the effective date of any merger or consolidation which results in the holders of the outstanding voting securities of the Company (determined immediately prior to such merger or consolidation) owning less than a majority of the outstanding voting securities of the surviving corporation (determined immediately following such merger or consolidation), or any sale or transfer by the Company of all or substantially all its assets; or (b) on the date of closing of any tender offer or exchange offer for or the acquisition, directly or indirectly, by any person or group of, all or a majority of the then outstanding voting securities of the Company.

            (iii) Notwithstanding the foregoing, a Change in Control shall not be deemed to occur if the Company either merges or consolidates with or into another company or sells or disposes of all or substantially all of its assets to another company, if such merger, consolidation, sale or disposition is in connection with a corporate restructuring wherein the stockholders of the Company immediately before such merger, consolidation, sale or disposition own, directly or indirectly, immediately following such merger, consolidation, sale or disposition at least a majority of the combined voting power of all outstanding classes of securities of the Company resulting from such merger or consolidation, or to which the Company sells or disposes of its assets, in substantially the same proportion as their ownership in the Company immediately before such merger, consolidation, sale or disposition. It is specifically understood and agreed that so long as a transaction is described in clause (a) or clause (b) of paragraph (ii) above it will be considered a "Change in Control" notwithstanding the name given to such transaction including if the transaction is named or referred to as a "reorganization."

            4. Options. In addition to the options to purchase 160,000 shares of common stock, $.01 par value, of the Company ("Company Common Stock") which the CEO currently owns (the "Existing Options"), the CEO shall be granted on August 3, 1999, options to purchase an additional 200,000 shares of Company Common
Stock (the "New Options" and together with the Existing Options, the "Options") pursuant to the Company's 1997 Stock Option Plan (the "Plan"). The New Options shall vest ratably in 20% increments over a five-year period commencing on the first anniversary of the date of grant. The exercise price for the New Options shall be the closing price of the Company Common Stock on the NASDAQ National Market on the date of grant. The New Options, as with the Existing Options are exercisable by the CEO any time within ten (10) years from the date of grant thereof; provided, however, that
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the Options may not be exercised after the CEO has ceased to be in the employ of the Company, except in the following circumstances:

                      (i) If the CEO's employment is terminated by action of the
            Company, or by reason of disability or retirement under any retirement plan maintained by the Company or is terminated by the CEO in accordance with a CEO Termination (as hereinafter defined) the Options may be exercised by the CEO within three months after such termination, but only as to any shares exercisable on the date the CEO's employment so terminates;

                      (ii) In the event of the death of the CEO during the three month period after termination of employment covered by (i) above, the person or persons to whom his rights are transferred by will or the laws of descent and distribution shall have a period of one year from the date of his death to exercise any Options which were exercisable by the CEO at the time of his death; and

                      (iii) In the event of the death of the CEO while employed, the Options shall thereupon become exercisable in full, and the person or persons to whom the CEO's rights are transferred by will or the laws of descent and distribution shall have a period of one year from the date of the CEO's death to exercise such Options.

            In accordance with the Plan, in the event of a Change of Control, the Options shall become exercisable in full.

            5. Employee Benefits. The CEO shall be entitled to participate in the employee benefit plans and programs offered by the Company from time to time applicable to executives of the Company, including group insurance plans, subject to the provisions of such plans and programs from time to time in effect. During the term hereof, the level of coverage that the CEO currently receives under the Company's employee benefit plans shall be maintained at their current levels; provided, however, in the event that the CEO's employee benefits are provided through the Company's TMS division and are not consistent with the CEO's current benefits, the Company shall provide the CEO with an allowance necessary to obtain benefits to supplement the TMS benefits so as to provide the CEO with benefits commensurate with those he currently receives from the Company. The CEO shall be initially entitled to four weeks vacation per year, to accrue and to be taken in accordance with Company policy. The CEO shall be entitled to five weeks vacation per year commencing August 1, 2002.

            6. Relocation.

            (i) In the event that the CEO, in carrying out his duties hereunder, determines that he shall need to relocate his personal residence to the Boca Raton, Florida area (a "Relocation"), the Company shall reimburse the CEO for the following moving expenses: (a) a brokerage commission at the standard rate prevailing in McLean, Virginia incurred by the CEO in connection with the sale of the CEO's current residence, (b) the travel and lodging expenses associated with five (5) trips to the Boca Raton area incurred by the CEO's spouse to look for a new personal residence, (c) mortgage points as customary in the Boca
Raton, Florida area paid
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by the CEO in connection with the purchase of a new personal residence resulting from such Relocation, (d) the expenses associated with transportation of the CEO's personal belongings from the CEO's current residence to the CEO's new personal residence, (e) any closing costs incurred in connection with the purchase of the CEO's personal residence resulting from such Relocation, and (f) any other identifiable miscellaneous Relocation costs not to exceed $5,000 upon the presentation of proper accounts therefor.

            (ii) During the term of this Agreement and prior to a Relocation, the Company shall reimburse the CEO for the reasonable and necessary out-of-pocket costs incurred by the CEO in connection with his living accommodations in the vicinity of his Boca Raton principal office. In the event that the CEO determines that he should rent an apartment, the Company shall provide the CEO with an apartment for the CEO in the vicinity of his principal office and shall reimburse him for his reasonable rental expenses. The Company shall reimburse the CEO for all of the expenses set forth in this Section 6 upon the presentation of proper receipts therefor in accordance with the Company's policies.

            7. Confidential Information. The CEO agrees that the CEO shall not, at any time, use any Confidential Information (as hereinafter defined) except in the regular course of the CEO's employment hereunder, or disclose any Confidential Information to any person or entity other than an employee or professional adviser of the Company. "Confidential Information" means any information of a confidential or proprietary nature relating to the business of the Company and its clients; provided, however, that Confidential Information shall not include information which (i) becomes generally available to the public other than as a result of an unauthorized disclosure by the CEO, (ii) was available to the CEO on a non-confidential basis prior to the CEO's employment with the Company or (iii) becomes available to the CEO on a non-confidential basis from a source other than the Company or any of its affiliates, provided that such source is not bound by a confidentiality agreement with the Company.

            8. Non-Competition Agreement.

            (i) The CEO agrees that the CEO shall not, during the period of the CEO's employment, and for a period of two (2) years following termination of the CEO's employment, whether by the CEO or by the Company, (a) engage, whether as principal, agent, investor (except as an owner of less than a 5% interest in a publicly held company), distributor, representative, stockholder, employee, consultant, volunteer or otherwise, with or without pay, in any activity or business venture anywhere in the United States which is directly competitive with any business of the Company or any other member of the Company Group (as hereinafter defined) including, but not limited to, providing outsourced sales, marketing and medical education services to clients in the pharmaceutical, telecommunications, financial services and consumer products industries, and related activities, (b) solicit or entice or endeavor to solicit or entice away from the
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                                                                               6

Company any person who was or is at the time of solicitation an employee of the Company, either for the CEO's own account or for any individual, firm or corporation, whether or not such person would commit any breach of his contract of employment by reason of leaving the service of the Company, (c) employ, directly or indirectly, any person who was an employee of the Company at the date of termination of the CEO's employment or within six (6) months prior to such date of termination (unless the CEO did not participate or have any role in such employment), or (d) solicit or entice or endeavor to solicit or entice away from the Company (1) any client or customer of the Company or (2) any corporation, individual or firm with which the Company is, or has been during the last six (6) months of the CEO's employment with the Company, in active negotiations in connection with becoming a client, customer, acquisition candidate, vendor, supplier or joint venture partner of the Company, either for the CEO's own account or for any individual, firm or corporation.

            (ii) For purposes hereof, "Company Group" shall mean, collectively, the Company and its subsidiaries, affiliates and parent entities operating from time to time in the same lines of business for which the CEO has been responsible.

            9. Injunctive Relief. In the event of a breach or threatened breach by the CEO of any of the provisions of Sections 7 or 8 of this Agreement, the CEO hereby consents and agrees that the Company shall be entitled to an injunction or similar equitable relief from any court of competent jurisdiction restraining the CEO from committing or continuing any such breach or threatened breach or granting specific performance of any act required to be performed by the CEO under any of such provisions, without the necessity of showing any actual damage or that money damages would not afford an adequate remedy and without the necessity of posting any bond or other security. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies at law or in equity which it may have.

            10. Termination.

            (i) Upon the CEO's death, the Company will pay the CEO's estate or other legal representative (a) the CEO's salary accrued to the date of death and not theretofore paid to the CEO and (b) 100% of the CEO's bonus opportunity for the year of death, prorated through the date of death. The rights and benefits of the CEO's estate or other legal representative under the benefit plans and programs of the Company shall be determined by reference to the provisions of such plans and programs of the Company at the time in effect. The estate or other legal representative of the CEO and the Company shall have no further rights or obligations under this Agreement.

            (ii) If the CEO shall become incapacitated by reason of sickness, accident or other physical or mental disability and shall for a period of one hundred twenty (120) consecutive days be unable to materially perform his duties hereunder, with reasonable accommodation, the employment of the CEO hereunder may be terminated by the Company upon thirty (30) days' (the "Notice Period") notice to the CEO; provided, however, that the CEO's employment by the Company shall not be terminated pursuant to this Section 10(ii) if the CEO returns to work and is able to materially perform his duties hereunder during the Notice Period. In the event of such termination, the Company shall pay the CEO (a) his salary (at the annual rate then in effect) accrued to the effective date of such termination and not theretofore paid to the CEO and (b) 100% of the CEO's bonus opportunity for the year of termination hereunder, prorated through the date of termination, provided that the bonus opportunity has been earned on a pro rata basis. The CEO's rights under the benefit plans and programs of the Company shall remain unaffected until the CEO's employment is terminated pursuant to this Section 10(ii). In the event of such termination, neither the CEO nor the Company shall have any further rights or obligations under this Agreement, except as set forth in Sections 7, 8 and 9.
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                                                                               7

            (iii) The employment of the CEO hereunder may be terminated by the Company at any time during the term of this Agreement for Cause (as hereinafter defined). In the event of such termination, the Company shall pay to the CEO his salary (at the annual rate then in effect) accrued to the date of such termination and not theretofore paid to the CEO, and, after the satisfaction of any claim of the Company against the CEO arising as a direct and proximate result of such Cause, neither the CEO nor the Company shall have any further rights or obligations under this Agreement, except as provided in Sections 7, 8 and 9. Rights and benefits of the CEO under the benefit plans and programs of the Company will be determined in accordance with the terms and provisions of such plans and programs. For purposes hereof, a termination for "Cause" shall mean (a) breach of any of the CEO's employment obligations in the CEO's position as President and Chief Executive Officer of the Company and or (b) any material act of dishonesty involving the Company or (c) repeated failure to follow the instructions of the Board of Directors of the Company in connection with the CEO's duties or (d) repeated significant carelessness in the performance of duties or (e) repeated unexcused absences during normal working hours or (f) repeated insobriety at the work place or (g) that the CEO has been charged with committing and has been convicted of (1) a felony or (2) any crime or offense involving moral turpitude. If the basis for cause is an act or acts described in clause (a), (c) or (d) above, the CEO shall be given thirty (30) days to cease or correct the performance (or non performance) giving rise to such cause.

            (iv) The Company may terminate the CEO's employment at any time for whatever reason the Company deems appropriate; provided, however, that in the event such termination is not pursuant to Sections 10(i), 10(ii) or 10(iii), the CEO shall be entitled to receive from the Company a Severance Benefit in the amount provided in Section 10(vi) below. In addition, the CEO shall be entitled to receive such Severance Benefit if there has occurred a CEO Termination (as defined in Section 11).

            (v) (a) The CEO shall also be entitled to a Severance Benefit if a Change in Control has occurred and within two (2) years thereafter, the CEO's employment with the Company terminates for any reason except that notwithstanding the provisions of this paragraph (e), no Severance Benefit shall be payable if the CEO's termination of employment is (A) for Cause, (B) by reason of Permanent Disability (as defined below), (C) voluntarily initiated by the CEO for other than Good Reason, or (D) by reason of the CEO's death. The Employee shall not be entitled to the Severance Benefit if the CEO ceases to be an employee of the Company at any time prior to a Change in Control, or if his employment is terminated following a Change in Control under circumstances where the Employee is not entitled to a Severance Benefit under the terms of this Agreement; provided, however, that if the CEO ceases to be an employee during the period commencing ninety (90) days prior to a Change in Control by reason of termination by the Company without Cause, then the CEO shall be entitled to a Severance Benefit.

                (b) For purposes of this Section 10(v) (1) "Permanent Disability" shall mean that the entire Board of Directors finds, upon the basis of medical evidence received from a physician reasonably satisfactory to the Board and the CEO, that the CEO is disabled, whether due to physical or mental condition, so as to be prevented from performing the CEO's normal duties for the Company with or without reasonable accommodation and (2) "Good Reason" shall mean:
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                (A) a reduction in the CEO's annual base salary or annual bonus potential (i.e., percentage of annual salary), or (B) a change in the CEO's responsibilities which, in the CEO's reasonable judgment, represents a substantial reduction of responsibilities as existed immediately prior thereto or the assignment to the CEO of any duties or responsibilities which, in the CEO's reasonable judgment, are inconsistent with the duties or responsibilities which existed immediately prior thereto, except in connection with the termination of the CEO's employment for Cause, Permanent Disability, as a result of the CEO's death or by the CEO other than for Good Reason.

                In addition, if the CEO voluntarily terminates the CEO's employment in connection with and at the time of a Change in Control, the CEO will be considered to have terminated his employment for Good Reason, unless effective with the Change in Control, he is offered a position which meets the following criteria:

                        (w) the position is a chief executive officer position
            at the Company or the parent of the Company, if any, that includes the full responsibility of a Chief Executive Officer, including the duties set forth in Exhibit A;

                        (x) there must be a least two years remaining under this
            Agreement or the CEO and the Company must enter into a new two year or more employment contract;

                        (y) the CEO is not required to move to a location the
            CEO reasonably views as unsuitable, or to any city that is not considered a major metropolitan area (i.e., population in excess of one million); and

                        (z) the terms of employment include benefits that are
            comparable to the Company's plans prior to the Change in Control, provide an opportunity for annual stock option grants and include a medical benefit plan which provides coverage for the CEO's spouse, including coverage for future cancer treatments.

                (vi) If the CEO's employment is terminated in circumstances entitling the CEO to a Severance Benefit as provided in Section 10(iv) or
Section 10(v) hereof, the CEO shall be entitled to the following benefits:

                (1) the Company shall pay to the CEO, as severance pay and in lieu of any further salary or Bonus for periods subsequent to the CEO's termination date, an amount in cash equal to the amount listed on Exhibit B;

                (2) for the period specified on Exhibit B, subsequent to the CEO's termination of employment, the Company shall at its expense continue on behalf of the CEO and his dependents and beneficiaries, the medical and dental benefits, life insurance, short term disability insurance and long-term disability insurance which were being provided to the CEO at the time of termination of employment. The benefits provided in this Subsection 10(vi)(2) shall be no less favorable to the CEO, in terms of amounts and deductibles and costs to the CEO, than the coverage provided the CEO under the plans providing such benefits at the time a notice of
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                                                                               9

termination is given either by the Company or the CEO, as the case may be. The Company's obligation hereunder to provide the foregoing benefits shall terminate if the CEO obtains coverage under a subsequent employer's medical and dental, life insurance, short-term disability insurance and or long-term disability insurance benefit plans;

                (3) the amounts provided for in Section 10(vi)(1) shall be paid in the same periodic installments as the CEO's salary has been paid prior to the termination date commencing on the CEO's termination date; provided, however, that the Company shall pay the balance of the CEO's Severance Benefit then unpaid in a single lump sum payment within fifteen (15) days after the CEO's commencement of employment with a new employer. Any pro rata Bonus due and payable as specified in Exhibit B will be paid within thirty (30) days after the CEO's termination of employment. No benefit payable hereunder will be reduced if the CEO takes other employment.

            Notwithstanding the foregoing, if any payment to or for the benefit of the CEO under this Agreement either alone or together with other payments to or for the benefit of the CEO would constitute a "parachute payment" (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code")), the payments under this Agreement shall be reduced to the largest amount that will eliminate both the imposition of the excise tax imposed by Section 4999 of the Code and the disallowance of deductions to the Company under Section 280G of the Code for any such payments. The amount and method of any reduction in the payments under this Agreement pursuant to this paragraph shall be as reasonably determined by the Compensation Committee of the Board.

            11. Termination by CEO. This Agreement may be terminated by the CEO upon sixty (60) days prior written notice by the CEO to the Company in the event that the Board of Directors shall not continue to require that all of the operating presidents of the Company's divisions and the Chief Financial Officer of the Company report directly to the CEO who shall have direct authority and oversight over such individuals. The CEO may not terminate this Agreement pursuant to this Section 11 if during the aforesaid sixty (60) day notice period, the Company shall again require the operating presidents and the Chief Financial Officer to report directly to the CEO. In the event that the CEO terminates this Agreement (a "CEO Termination") the Company shall pay to the CEO the Severance Benefit as provided in Section 10(vi).

            12. Integration. This Agreement contains all the understandings and representations between the CEO and the Company pertaining to the subject matter hereof and supersedes all undertakings and agreements, whether oral or written, if any there be, previously entered into by the CEO and the Company with respect thereto.

            13. Amendment. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the CEO and by a duly authorized representative of the Company.

            14. Notice. Any notice to be given hereunder shall be in writing and delivered personally or sent by certified mail, return receipt requested, addressed to the party concerned at
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the address indicated below or at such other address as such party may subsequently designate by like notice:

            If to the Company:

                    Access Worldwide Communications, Inc.
                    Suite 300
                    4950 Blue Lake Drive
                    Boca Raton, Florida  33431
                    Attention:  Chairman of the Board

            If to the CEO:

                    Mr. Michael Dinkins
                    c/o Access Worldwide Communications, Inc.
                    Suite 300
                    4950 Blue Lake Drive
                    Boca Raton, Florida  33431

            15. Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the CEO shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

            16. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Florida applicable in the case of agreements made and entirely performed in such State.

            17. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or any breach hereof, shall, except as provided in Section 8 hereof, be settled by arbitration in accordance with the rules of the American Arbitration Association then in effect and judgment upon such award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration award shall include an award of attorneys' fees to the prevailing party. The arbitration shall be held in the Boca Raton, Florida metropolitan area.

            18. Prior Agreements. Each of the parties acknowledges and agrees that upon the execution of this Agreement by both the CEO and the Company, the CEO's prior Employment Agreement with the Company dated August 1, 1997 and the Severance Arrangements/Closing Inducement Agreement with the Company dated June 18, 1999 (collectively, the "Prior Agreements") shall both be terminated as of the Effective Date and neither the CEO nor the Company shall have any further rights or obligations under the Prior Agreements. Notwithstanding the foregoing, nothing herein shall affect the terms and conditions of any of the Existing Options previously granted to the CEO.

            If the foregoing accurately sets forth our agreement, please indicate the CEO's acceptance hereof on the enclosed counterpart of this letter and return such counterpart to the Company.
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                                        Very truly yours,

                                        ACCESS WORLDWIDE COMMUNICATIONS, INC.

                                        By: /s/ Stephen F. Nagy
                                            ------------------------------------
                                            Name: Stephen F. Nagy
                                            Title: Chairman of the Board

Accepted:

/s/ Michael Dinkins
-----------------------------------
          Michael Dinkins

                                                                       EXHIBIT A

                      Michael Dinkins Job Responsibilities

            The CEO will have responsibilities appropriate to his position including, but not limited to, the following:

      (i)   General management responsibility for the operations of the Company;

      (ii) Managing the Company's operating units to ensure growth, profitability and the best possible strategic positioning including the direct oversight of, and authority over, all of the presidents of the Company's operating units who shall report directly to the CEO throughout the term of this Agreement;

      (iii) Directly overseeing the Company's corporate management activities;

      (iv) Supporting and mentoring key management staff at the corporate and operating level;

      (v) Driving growth of the Company through acquisition and internal growth;

      (vi) Monitoring and protecting the financial soundness of the Company by directly overseeing the activities of the Chief Financial Officer of the Company who shall report directly to the CEO throughout the term of this Agreement;

      (vii) Taking actions necessary to maximize shareholder value;

      (viii) Creating and instilling a strong and highly ethical corporate culture;

      (ix)  Reporting to and taking direction from the Board of Directors; and

      (x) Such other duties appropriate to his position as the Board of Directors shall assign to him from time to time.

                                                                       EXHIBIT B

                                    Benefits

I. Amount of Severance Benefit:

   (a) 1.0 times the CEO's Base Salary in effect immediately prior to the termination until December 31, 2000 and then increasing to 1.1 times the CEO's Base Salary if termination occurs anytime from January 1, 2001 to December 31, 2001 and thereafter increasing by increments of 0.1 for each subsequent year with a maximum severance benefit of 1.5 times the CEO's Base Salary; and

   (b) a pro rata share of the CEO's Bonus if earned based on bonus criteria established by the Board for such year.

II. The period applicable for Section 10(vi)(2) is eighteen (18) months.